DATED ___________ 2006

ANGELA BOND-WALLIS and DAVID WOODS

and

MTS MEDICATION TECHNOLOGIES LIMITED

SHARE PURCHASE AGREEMENT

Brabners Chaffe Street LLP
1 Dale Street
Liverpool L2 2ET
(Ref: DSM)

THIS AGREEMENT is dated the _________ day of _________ 2006

BETWEEN:

(1)	The several persons whose names and addresses are set out in Schedule 1 (together the Sellers); and

(2)	MTS MEDICATION TECHNOLOGIES LIMITED incorporated and registered in England and Wales with company number 04562981 whose registered office is at Unit 6A – 6B Dalton Co, Blackburn Interchange, Lower Darwen, Blackburn, Lancashire BB3 0AT (the Buyer).

RECITALS:

The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

IT IS AGREED THAT:

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts:	the audited financial statements of the Company and of each of the Subsidiaries as at and to the Accounts Date, including in each case the notes thereon and the auditor's and Directors' reports (copies of all of which are attached to the Disclosure Letter);

Accounts Date:	31st December 2005;

Asbestos Claim:	any claim or notification of any circumstances that may give rise to a claim for asbestos related or asbestos induced illnesses including (without prejudice to the generality of the foregoing) mesothelioma, pleural thickening or pleural plax, as a consequence of the claimant’s exposure to asbestos, asbestos fibres or asbestos dust whilst such claimant was an employee of the Company (or any Subsidiary) at any time prior to the Completion Date;

Business Day:	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;

Buyer's Solicitors:	Brabners Chaffe Street LLP, of 1 Dale Street, Liverpool L2 2ET;

CAA 2001:	the Capital Allowances Act 2001;

Claim and Substantiated Claim:	have the meanings set out respectively in clause 6;

Company:	BAF Printers Limited, a company incorporated and registered in England and Wales with company number 00887241 whose registered office is at Portland House, Cross Chancellor Street, Leeds LS6 2TG, further details of which are set out in Part 1 of Schedule 2;

Companies Acts:	the Companies Act 1985 and the Companies Act 1989;

Completion:	completion of the sale and purchase of the Sale Shares in accordance with this agreement;

Completion Balance Sheet:	the balance sheet of the Company (prepared and agreed or determined for the purposes of clause 3 as at the time of Completion on the Completion Date in accordance with the provisions of Schedule 7);

Completion Date:	the date of this agreement;

Completion Asset Value:	Net means the assets less the liabilities of the Company as calculated in the manner illustrated in Part 2 of Schedule 7 (Completion Balance Sheet) as at the time of Completion on the Completion Date, as shown by the Completion Balance Sheet;

Connected:	in relation to a person, has the meaning contained in section 839 of the ICTA 1988;

Control:	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it;

Director:	each person who is a director or shadow director of the Company or any of the Subsidiaries, the names of whom are set out in Part 1 of Schedule 2 (Particulars of the company and subsidiaries);

Disclosed:	fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter;

Disclosure Letter:	the letter in the agreed form from the Sellers Solicitors to the Buyers Solicitors with the same date as this agreement and described as the disclosure letter, including the agreed bundle of documents attached to it (Disclosure Bundle);

Encumbrance:	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement;

Environmental Matters:	has the meaning given in Schedule 4 (Warranties);

Escrow Account:	the bank account to be established in accordance with the provisions of Schedule 9 in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors in accordance with the terms of the Escrow Account Instruction Letter;

Escrow Account Instruction Letter:	the letter in the agreed form (as set out in Part 2 of Schedule 9) from the Buyer and the Sellers to the Buyer’s Solicitors and the Sellers’Solicitors;

Escrow Amount:	the sum of £100,000.

Event:	has the meaning given in Schedule 5 (Tax Covenant);

Expert:	a firm of chartered accountants (not being either the auditors to the Buyer or the auditors to the Company) appointed by agreement of the parties, or in the absence of agreement of the parties within 10 Business Days after the end of the Review Period, by the President of the Institute of Chartered Accountants in England and Wales, following a request by the Buyer or the Sellers.

Further Consideration:	the additional consideration (if any) payable by the Buyer to the Sellers, as calculated in accordance with Schedule 8.

Group:	in relation to a company (wherever incorporated) that company, any company which is a Subsidiary of that company, any company of which it is a Subsidiary its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group;

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;

ICTA 1988:	the Income and Corporation Taxes Act 1988;

Indemnities:	the indemnities to be given by the Sellers in favour of the Buyer set out in clause 9;

IHTA 1984:	the Inheritance Tax Act 1984;

Initial Consideration:	the sum of £800,000 (which shall include the Retention Amount) payable by the Buyer to the Sellers in accordance with clause 4.3.1;

Intellectual Property Rights:	has the meaning given in paragraph 17.1 of Part 1 of Schedule 4;

ITEPA 2003:	the Income Tax (Earnings and Pensions) Act 2003;

ITTOIA 2005:	the Income Tax (Trading and Other Income) Act 2005;

New Lease:	the new underlease of the Property in the agreed form, to be granted in favour of the Company and guaranteed by the Buyer on the Completion Date and immediately prior to Completion;

Previously-owned Land and Buildings:	has the meaning given in paragraph 22.1 of Part 1 of Schedule 4;

Property:	has the meaning given in paragraph 22.1 of Part 1 of Schedule 4;

Restriction Period:	means the period of three years commencing with the Completion Date;

Retention Account:	the bank account to be established in accordance with the provisions of Schedule 10 in the joint names of the Buyer's Solicitors and the Sellers' Solicitors in accordance with the terms of the Retention Account Instruction Letter;

Retention Amount:	the sum of £50,000;

Instruction Letter:	the letter in the agreed form (as set out in Part 2 of Schedule 10) from the Buyer and the Sellers to the Instruction Letter Buyer's Solicitors and the Sellers' Solicitors;

Sale Sales:	the 36,085 ordinary shares of £1 each together with the 1 A ordinary share of £1 and the 1 B ordinary share of £1 in the Company, all of which have been issued and are fully paid and are legally and beneficially owned by the Sellers;

Seller’s Solicitors:	Blacks Solicitors LLP of Hanover House, 22 Clarendon Road, Leeds, LS2 9NZ; DCA/SAN/BAF1/1

Service Agree,emts:	The service agreements in the agreed form to be entered into on Completion between the Company (1) and A J Bond-Wallis (2) and also between the Company (1) and D A Woods (2);

Subsidiaries:	Each of Briggs & Bamforth Limited and Dobson & Co (Printers) Limited being the current subsidiary undertakings of the Company, details of which are set out Part 2 of Schedule 2 (together with any former subsidiary or subsidiary undertaking of the Company), and references to one or any Subsidiary shall be construed accordingly;

Target Asset Value:	means £424,215.

Tax or Taxztion:	has the meaning given in Schedule 5;

Tax Covenant:	the tax covenant as set out in Schedule 5;

Tax Claim:	has the meaning given in Schedule 5;

Tax Warranties:	the Warranties in Part 2 of Schedule 4;

Taxation Authority:	has the meaning given in Schedule 5;

Taxation Statute	has the meaning given in Schedule 5;

TCGA 1992:	the Taxation of Chargeable Gains Act 1992;

TMA 1970:	the Taxes Management Act 1970;

Total Consideration:	the aggregate consideration payable by the Buyer to the Sellers as defined in clause 3.1.

Transaction:	the transaction contemplated by this agreement or any part of that transaction;

VATA 1994:	the Value Added Tax Act 1994;

Warranties:	the representations and warranties referred to in clause 5 and set out in Schedule 4.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	Words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.6	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7	A reference to one gender includes a reference to the other gender.

1.8	A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.9	Writing or written includes faxes but not e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.11	A reference in this agreement to other documents referred to in this agreement or similar expression is a reference to the following documents: the Disclosure Letter, the New Lease, the Service Agreements.

1.12	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.13	References to this agreement include this agreement as amended or varied in accordance with its terms.

2.	Sale And Purchase

2.1	On the terms of this agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

3.	Consideration

3.1	The consideration for the sale and purchase of the Sale Shares (the "Total Consideration")shall be:-

3.1.1.	the payment of the Initial Consideration in accordance with the provisions of clause 4.3.1;

3.1.2.	the payment of the Escrow Amount, or such part thereof as shall be determined to be payable in accordance with clause 3.2 hereof, together with such further payments (if any) as shall also be required in accordance with clause 3.2 hereof; and

3.1.3.	the payment of the Further Consideration (if any) pursuant to the provisions of Schedule 8.

3.2	Completion Balance Sheet

3.2.1	The parties shall procure that, following Completion, the Completion Balance Sheet shall be drawn up and reviewed in accordance with the provisions of Schedule 7 (Completion Balance Sheet).

3.2.2	The Completion Balance Sheet shall be prepared as at the time of Completion on the Completion Date.

3.2.3	Following preparation of the Completion Balance Sheet in accordance with Schedule 7 (Completion Balance Sheet) and final agreement or deemed agreement or determination (as the case may be) of the Completion Balance Sheet, the provisions of clauses 3.2.4 to 3.2.8 (inclusive) shall become effective.

3.2.4	If the Completion Net Asset Value exceeds the Target Net Asset Value, the Buyer shall pay to the Sellers within 10 Business Days of the date on which the Completion Balance Sheet becomes final and binding on the Sellers and the Buyer in accordance with the provisions of Schedule 7, an amount which is equal to the difference between the Completion Net Asset Value and the Target Net Asset Value (the “Payable Escrow Amount”) which to the extent possible shall be paid to the Sellers in accordance with the terms of Schedule 9 from out of the Escrow Account (together with any accrued interest earned on the Payable Escrow Amount whilst held in the Escrow Account).

3.2.5	If the Payable Escrow Amount is less than the balance then standing to the credit of the Escrow Account, the remaining balance of the Escrow Account (after making the payments as aforesaid to the Sellers) shall be released to the Buyer absolutely. If the Payable Escrow Amount exceeds the Escrow Amount, then the whole of the monies in the Escrow Account (inclusive of any interest earned on the Escrow Amount whilst held in the Escrow Account) shall be payable to the Sellers together with such further amount as shall be necessary to ensure the Sellers then receive the whole of the Payable Escrow Amount (excluding interest earned on the Escrow Amount whilst in the Escrow Account), together also with interest on such further amount calculated at the base rate of Barclays Bank plc for the period from the Completion Date until and including the date of payment.

3.2.6	If the Completion Net Asset Value is equal to the Target Net Asset Value, the whole of the Escrow Amount (together with all interest earned on the monies whilst held in the Escrow Account) shall be released to the Buyer absolutely.

3.2.7	If the Completion Net Asset Value is less than the Target Net Asset Value, the whole of the Escrow Amount (together with all interest earned on the monies whilst held in the Escrow Account) shall be released to the Buyer absolutely, and in addition the Sellers shall repay to the Buyer within 10 Business Days of the date on which the Completion Balance Sheet becomes final and binding on the Sellers and the Buyer in accordance with the provisions of Schedule 7 an amount equal to the difference between the Completion Net Asset Value and the Target Net Asset Value together with interest on such amount calculated at the base rate of Barclays Bank plc for the period from the Completion Date until and including the date of payment.

3.2.8	All payments under this clause 3.2 shall be made by way of telegraphic transfer; if to the Buyer to the Buyer’s Solicitors and, if to the Sellers to the Sellers’Solicitors, in each instance via the other party’s solicitors.

3.3	For the avoidance of doubt, the Total Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer:

3.3.1	fora breach of any Warranty; or

3.3.2	under the Tax Covenant; or

3.3.3	under the Indemnities.

4.	Completion

4.1	Completion shall take place on the Completion Date:

4.1.1	at the offices of the Sellers' Solicitors at 12.00 noon (UK time); or

4.1.2	at any other place or time as agreed in writing by the Sellers and the Buyer.

4.2	At Completion the Sellers shall:

4.2.1	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

4.2.2	procure that a board meeting of the Company and each of the Subsidiaries is held at which the matters identified in Part 2 of Schedule 3 are carried out; and

4.2.3	deliver any other documents referred to in this agreement as being required to be delivered by the Sellers.

4.3	At Completion the Buyer shall:

4.3.1	pay the sum of £750,000 in cash (being that part of the Initial Consideration which the parties agree is to be payable in cash on Completion) by telegraphic bank transfer to the Sellers’ Solicitors (who are irrevocably authorised to receive the same), and also procure that the sum of £50,000 (being the Retention Amount) is deposited in the Retention Account;

4.3.2	procure the sum of £100,000 (being the Escrow Amount) is deposited in the Escrow Account;

4.3.3	deliver a certified copy of the resolution of the board of directors of the Buyer authorising the transaction, and the execution and delivery by the officers specified in such resolution, of this agreement, together with any other documents referred to in this agreement as being required to be delivered by the Buyer.

4.4	As soon as possible after Completion the Sellers shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiaries not required to be delivered at Completion and which are not kept at the Property.

5.	Warranties

5.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

5.2	The Sellers jointly and severally warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

5.3	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer:

5.3.1	the amount necessary to put the Company and each of the Subsidiaries into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

5.3.2	all costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company or any of the Subsidiaries as a result of such breach or of the Warranty being untrue or misleading.

5.4	Warranties qualified by the expression so far as the Sellers are aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Sellers after each of them has made all reasonable and careful enquiries.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.6	With the exception of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent a Claim or reduce any amount recoverable hereunder.

6.	Limitations On Claims

6.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim:	a claim for breach of any of the Warranties;

Substantiated Claim:	a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

6.2	This clause limits the liability of the Sellers in relation to any Claim .

6.3	The liability of the Sellers for all Substantiated Claims when taken together shall not exceed the Total Consideration.

6.4	The Sellers shall not be liable for a Claim unless:

6.4.1	the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds £500;

6.4.2	the amount of all Substantiated Claims that are not excluded under clause 6.4.1 when taken together, exceeds £5,000, in which case (subject to clause 6.3), the whole amount (and not just the amount by which the limit in this clause 6.4.2 is exceeded) is recoverable by the Buyer.

6.5	The Sellers are not liable for any Claim to the extent that the Claim:

6.5.1	relates to matters Disclosed; or

6.5.2	relates to any matter specifically and fully provided for in the Completion Accounts.

6.6	The Sellers are not liable for a Claim unless the Buyer has given the Sellers notice in writing of the Claim, summarising the nature of the Claim as far as it is known to the Buyer and the amount claimed within the period of two years beginning with the Completion Date,

6.7	Nothing in this clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, their agents or advisers.

7.	Property

7.1	On the Completion Date and immediately prior to Completion, the parties will procure that:

7.1.1	the Company completes the sale of the Property to the Sellers for a consideration of £219,000 payable in cash; and

7.1.2	immediately thereafter, the Sellers grant in favour of the Company, the New Lease.

8.	Tax Covenant

8.1	The provisions of Schedule 5 (Tax covenant) apply in this agreement.

9.	Indemnities

9.1	Without restricting the rights of the Buyer or its ability to claim damages on any basis (subject to not making double recovery) in the event that any of the Warranties is breached or is untrue or misleading, the Sellers covenant with the Buyer that the Sellers will pay to the Buyer (so far as possible, by way of repayment of the consideration payable under this agreement) an amount equal to all fines, penalties, costs, losses, damages, expenses (including legal and other professional expenses properly and reasonably incurred) or liabilities (whether in relation to taxation or otherwise) resulting directly or indirectly from

9.1.1	Any Asbestos Claim (but only to the extent that any such liability is not covered in full by any policy of insurance of which the Company has the benefit at the time the Asbestos Claim is made);

9.1.2	Any Environmental Matters arising out of or in connection with the Property or any other Previously-owned Land and Buildings formerly owned, occupied or used by the Company or any of the Subsidiaries (but only to the extent that any such liability is not covered in full by any policy of insurance of which the Company has the benefit at the time the claim in respect of any such Environmental Matters is made);

9.1.3	the striking off or winding up of the Subsidiaries, (which the Sellers acknowledge they have commenced prior to the signing hereof);

9.1.4	the fact that the Company does not have any right title or interest or formal right to occupy the “Brown Land” (as such term is defined in the New Lease) and has occupied the brown Land and built upon it notwithstanding that it does not have such right title or interest;

Provided always that no such claim for indemnity shall arise from the matters set out above in this clause 9 to the extent that such matters are expressly provided for in the Completion Balance Sheet.

10.	Restrictions on the Sellers

10.1	Each of the Sellers hereby covenants with the Buyer that he or she shall not:

10.1.1	at any time during the Restriction Period, in any geographic areas in which any business of the Company (or any of the Subsidiaries) was carried on as at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of any business carried on as at the Completion Date by the Company (or any of the Subsidiaries); or

10.1.2	at any time during the Restriction Period, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

10.1.3	at any time during the Restriction Period, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

10.1.4	at any time during the Restriction Period :

10.1.4.1	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of the Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed directly or indirectly engaged in an executive or managerial position with the Company or any of the Subsidiaries; or

10.1.4.2	procure or facilitate the making of any such offer or attempt by any other person; or

10.1.5	at any time after Completion, use in the course of any business:

10.1.5.1	the words “BAF” or “BAF Printers” or “Briggs & Bamforth” or “Dobson &Co”; or

10.1.5.2	any trade or service mark, business or domain name, design or logo which, at Completion, is, was or had been used by the Company or any of the Subsidiaries; or

10.1.5.3	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

10.1.6	at any time during the Restriction Period, solicit or entice away from the Company or any of the Subsidiaries any supplier to the Company or any of the Subsidiaries who had supplied goods and/or services to the Company or any of the Subsidiaries at any time during the twelve months immediately preceding the Completion Date, if that solicitation or enticement causes or might cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company or any of the Subsidiaries.

10.2	The covenants in this clause are intended for the benefit of the Buyer, the Company and the Subsidiaries and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

10.3	Nothing in this Clause prevents either of the Sellers from holding for investment purposes only:

10.3.1	any units of any authorised unit trust; or

10.3.2	not more than 3% of any class of shares or securities of any company traded on any market of the London Stock Exchange.

10.4	Nothing in this clause 10 shall prevent either of the Sellers from being employed by the Company or the Buyer pursuant to and fulfilling all his / her obligations arising from the Service Agreements;

10.5	Each of the covenants in this clause 10 is a separate undertaking by each of the Sellers and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 10. Each of the covenants in this clause 10 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.6	The consideration for the undertakings contained in this clause 10 is included in the Total Consideration.

11.	Confidentiality And Announcements

11.1	Except so far as may be required by law, and in such circumstances only after prior consultation with the Buyer, the Sellers shall not at any time disclose to any person or use to the detriment of the Company this agreement (or any of its terms) or any trade secret or other confidential information which he or she holds in relation to the Company, the Subsidiaries and its / their affairs.

11.2	No party shall make any announcement relating to this agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

12.	Further Assurance

12.1	The Sellers shall each (at their own expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time require for the purpose of giving full effect to the provisions of this agreement.

13.	Assignment

13.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

13.2	Each party that has rights under this agreement is acting on its own behalf.

13.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations, to a member of its Group or to any person to whom it transfers the Sale Shares.

13.4	If there is an assignment:

13.4.1	the Sellers may discharge its obligations under this agreement to the assignor until it receives notice of the assignment; and

13.4.2	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

14.	Whole Agreement

14.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

14.2	Nothing in this clause 14 operates to limit or exclude any liability for fraud.

15.	Variation And Waiver

15.1	Any variation of this agreement shall only be effective if in writing and signed by or on behalf of the parties.

15.2	Any waiver of any right under this agreement applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

15.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

15.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

15.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

16.	Costs

16.1	Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

17.	Notice

17.1	A notice given under this agreement:

17.1.1	shall be in writing;

17.1.2	shall be sent for the attention of the person, and to the address specified in this clause 17 (or such other address or person as each party may notify to the others by a notice given in accordance with the provisions of this clause 17); and

17.1.3	shall be:

17.1.3.1	delivered personally; or

17.1.3.2	sent by pre-paid first-class post or recorded delivery; or

17.1.3.3	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

17.2	The addresses for service of notices are the addresses of the parties as stated in this agreement.

17.3	A notice is deemed to have been received:

17.3.1	if delivered personally, at the time of delivery; or

17.3.2	in the case of pre-paid first class post or recorded delivery, two Business Days from the date of posting; or

17.3.3	in the case of airmail, four Business Days from the date of posting; or

17.3.4	if deemed receipt under the previous paragraphs of this clause 17.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

17.4	To prove service, it is sufficient to prove that in the case of post, that the envelope containing the notice was properly addressed and posted.

18.	Severance

18.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

19.	Agreement Survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

20.	Third Party Rights

20.1	Subject to clause 20.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

20.2	The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and the Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:

20.2.1	Schedule 4 (Warranties), subject to clause 6 (Limitations on claims);

20.2.2	Schedule 5 (Tax covenant);

20.2.3	Clause 10 (Restrictions on the seller); and

20.2.4	Clause 11 (Confidentiality and announcements).

20.3	Each party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

21.	Successors

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

22.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

23.	Governing Law And Jurisdiction

23.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

23.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

AS WITNESS the hands of the parties or their duly authorised representatives the date first above written

Schedule 1

Particulars of Sellers and Apportionment of Total Consideration

		Cash element (£750,000)
Seller's Name, Address and Fax Number	Number of Sale Shares	of Initial Consideration	Proportion of Total Consideration

Angela Jane Bond-Wallis	23,177 ordinary shares of £1 and 1 ‘A’ ordinary share of £1	£481,716.75	64.23%
Manor House Farm
Carr Lane
Thorner, Leeds LS14 3EY

David Alan Woods	12,908 ordinary shares of £1 and 1 ‘B’ ordinary share of £2	£268,283.25	35.77%
22 Carr Hill Avenue
Calverley
Pudsey, Leeds LS28 5QG

Schedule 2

Particulars of the Company and Subsidiaries

Part 1 – The Company

Name:	BAF Printers Limited

Registration number:	00887241

Registered office:	Portland House, Cross Chancellor Street, Leeds LS6 2TG

Authorised share capital

Amount:	£100,000

Divided into:	99,998 ordinary shares of £1 each and 1 'A' ordinary share of ;£1 and 1 'B' ordinary share of £1

Issued share capital

Amount:	£36,087

Divided into:	36,085 ordinary shares of £1 each and 1 'A' ordinary share of £1 and 1 'B' ordinary share of £1

Registered shareholders (and number of Sale Shares held):	A J Bond-Wallis: 23,177 ordinary shares and 1 'A' ordinary share

D A Woods: 12,908 ordinary shares and 1 'B' ordinary share

Beneficial owners of Sale Shares (if different):	As above

Directors and shadow directors:	A J Bond-Wallis

D A Woods

Secretary:	A J Bond-Wallis

Auditor:	Bentley Jennison Chartered Accountants, 21/27 St Pools Street, Leeds LS1 2ER

Registered charges:	1. Yorkshire Bank PLC - 26/04/1993

2. Yorkshire Bank PLC - 13/01/1994

Part 2 - The Subsidiaries

Name:	Briggs & Bamforth Limited

Registration number:	00693845

Registered office:	Portland House, Cross Chancellor Street, Leeds, LS6 2TG

Authorised share capital

Amount:	£7,000

Divided into:	7,000 ordinary shares of £1 each.

Issued share capital:
Amount:	£4,357
Divided into:	4,357 ordinary shares of £1 each

Registered shareholders (and number of shareholders held):	BAF Printers Limited

4,357

Beneficial owners of shares (if different) (and number of shares held):	As Above

Directors and shadow directors:	A J Bond-Wallis ; D A Woods

Secretary:	A J Bond-Wallis

Auditor	None

Registered charges	None

Name:	Dobson & Co (Printers) Limited

Registration number:	147123

Registered office:	Portland House, Cross Chancellor Street, Leeds, LS6 2TG

Authorised share capital

Amount:	£42,000

Divided into:	42,000 ordinary shares of £1 each

Issued share capital

Amount:	£41,187

Divided into:	41,187 ordinary shares of £1 each.

Registered shareholders (and number of shares held):	BAF Printers Limited

41,187

Beneficial owners of shares (if different) (and number of shares held):	As above

Directors and shadow directors:	A J Bond-Wallis ; D A Woods

Secretary:	A J Bond-Wallis

Auditor	None

Registered charges	None

Schedule 3

Completion

Part 1 — What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

1.1	transfers of the Sale Shares executed by the registered holders in favour of the Buyer (or its nominees);

1.2	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

1.3	certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers, in favour of any person the Buyer directs, of all shares in any Subsidiary held by a nominee for the Company;

1.4	in relation to the Company and each of the Subsidiaries, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

1.5	the written resignation of the auditors of the Company accompanied by:

1.5.1	a statement that there are no circumstances connected with the auditors´ resignation which should be brought to the notice of the members or creditors of the Company or, in the case of a Subsidiary, of the Subsidiary; and

1.5.2	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or Subsidiary (as the case may be) in accordance with section 394 of the Companies Act 1985;

1.6	the New Lease;

1.7	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 12 of Part 1 of Schedule 4 (Transactions with the Sellers) has been dischargedin full;and

1.8	evidence, in agreed form, that the Company and the Subsidiaries have been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person;

1.9	Certified copies of the consent of The Master and Fellows and Scholars of the Holy and Undivided Trinity within the Town and University of Cambridge of King Henry the Eighth’s Foundation to the assignment of the Property to the Sellers and the grant of the New Lease by the Sellers to the Company

1.10	Certified copy of Land Registry form TR1 assigning the Property to the Sellers together with a solicitors undertaking in the agreed form issued by the Sellers’ Solicitors to procure the registration of the same at H M Land Registry and to provide to the Company official copies of the registers of title within 3 working days of receipt of the completed registration from H M Land Registry and a solicitors undertaking in the agreed form issued by the Sellers’ Solicitors to procure the registration at H M Land Registry of the Supplemental Lease dated 12 March 1992 and made between (1) Leeds City Council and (2) the Company and to provide to the Company official copies of the registers of title within 3 working days of receipt of the completed registration from H M Land Registry

Part 2 — Matters for the board meetings at Completion

1.	The Sellers shall cause a board meeting of the Company and each of the Subsidiaries to be held at Completion at which the matters set out in this Part 2 of this Schedule 3 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3.	Service Agreements in the agreed form shall be entered into between each of the following persons: A J Bond-Wallis and D A Woods with the Company.

4.	The persons the Buyer nominates shall be appointed as additional directors and secretary of the Company and of each of the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.

5.	Duncan Sheard Glass shall be appointed as the auditors of the Company and each of the Subsidiaries with effect from the end of the relevant board meeting.

6.	The address of the registered office of the Company and of each of the Subsidiaries shall be changed to the address required by the Buyer.

7.	The accounting reference date of the Company shall be changed to the date required by the Buyer;

8.	The sale of the Property to the Sellers for a cash consideration of £219,000 payable immediately, shall be approved

9.	The execution of a counterpart of the New Lease.

10.	The declaration of a dividend in favour of the Buyer in the sum of £219,000.

Schedule 4

Warranties

Part 1 — General warranties

1.	Power to sell the Company

1.1	The Sellers each have all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1	any agreement or instrument to which either of the Sellers is a party or by which he/she is bound; or

1.3.2	any order, judgment, decree or other restriction applicable to either of the Sellers.

2.	Shares in the Company and Subsidiaries

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are together the legal and beneficial owner of all of the Sale Shares.

2.3	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries.

2.4	The issued shares of the Subsidiaries are fully paid up.

2.5	The Sale Shares and the issued shares of the Subsidiaries are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries.

2.6	No right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries.

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3.	Information

3.1	All information contained in the Disclosure Letter and all information provided by the Sellers and their advisers to the Buyer and its advisers in the course of negotiations is complete, accurate and not misleading.

3.2	The particulars relating to the Company and the Subsidiaries in this agreement are accurate and not misleading.

3.3	There is no information that has not been Disclosed which, if Disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this agreement.

4.	Compliance with laws

The Company and each of the Subsidiaries has at all times conducted its business in accordance with its memorandum and articles of association and with all applicable laws and regulations.

5.	Licences and consents

5.1	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

5.2	There is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

6.	Insurance

6.1	The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

6.2	The particulars of those policies set out in the Disclosure Letter are accurate and not misleading.

6.3	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of those policies.

6.4	All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

7.	Power of attorney

7.1	There are no powers of attorney in force given by the Company or any of the Subsidiaries and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of the Subsidiaries to any obligation not in the ordinary course of the Company’s or any Subsidiary’s business.

8.	Disputes and investigations

8.1	Neither the Company nor any of the Subsidiaries nor any of their respective Directors nor any person for whom the Company or any of the Subsidiaries is vicariously liable:

8.1.1	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

8.1.2	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

8.2	No such proceedings, investigation or inquiry as are mentioned in paragraph 8.1 of this Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.	Defective products

9.1	Neither the Company nor any of the Subsidiaries has manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with warranties or representations expressly made or implied by or on behalf of the Company or any relevant Subsidiary.

10.	Competition

10.1	The definition in this paragraph applies throughout this agreement.

Competition Law:	the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

10.2	Neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or any of the Subsidiaries conduct business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

10.3	Neither the Company nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor any of the Subsidiaries have given any undertakings or commitments to such bodies which affect the conduct of any business carried on at Completion of the Company or any of the Subsidiaries.

11.	Contracts

11.1	The definition in this paragraph applies throughout this agreement.

Material Contract:	an agreement or arrangement to which the Company or any of the Subsidiaries is a party or is bound by and which is of material importance to the business, profits or assets of the Company or any of the Subsidiaries. 11.2Except for the agreements and arrangements Disclosed, neither the Company nor any of the Subsidiaries is a party to or subject to any agreement or arrangement which:

11.2.1	is a Material Contract; or

11.2.2	is of a long term, unusual or exceptional nature or restricts the freedom of the Company or any of the Subsidiaries; or

11.2.3	is not in the ordinary and usual course of business of the Company or any of the Subsidiaries; or

11.2.4	involves agency or distributorship; or

11.2.5	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

11.2.6	involves or is likely to involve an aggregate consideration payable by or to the Company or any of the Subsidiaries in excess of £5,000; or

11.2.7	is not on arm's length commercial terms.

11.3	Each Material Contract is in full force and effect and binding on the parties to it. Neither the Company nor any of the Subsidiaries have defaulted under or breached a Material Contract and:

11.3.1	no other party to a Material Contract has defaulted under or breached such a contract; and

11.3.2	no such default or breach by the Company, any of the Subsidiaries or any other party is likely or has been threatened.

11.4	No notice of termination of a Material Contract has been received or served by the Company or any of the Subsidiaries and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

11.5	There are no agreements or arrangements to which the Company or any of the Subsidiaries is subject that involve obligations or liabilities that ought reasonably to be made known to the Buyer.

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12.	Transactions with the Sellers

12.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company, or between any of the Subsidiaries and any of the Sellers or any person Connected with any Seller.

12.2	Neither of the Sellers, nor any person Connected with either of the Sellers, is entitled to a claim of any nature against the Company or any of the Subsidiaries or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which any of the Sellers or a person Connected with a Seller would otherwise be entitled.

13.	Finance and guarantees

13.1	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any of the Subsidiaries or any third party in respect of borrowings or other obligations of the Company or the Subsidiaries or any other person.

13.2	Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or the Subsidiaries other than debts that have arisen in the normal course of business.

13.3	Neither the Company nor any of the Subsidiaries has:

13.3.1	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

13.3.2	waived any right of set-off it may have against any third party.

13.4	All debts (less any provision for bad and doubtful debts) owing to the Company or any of the Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and the Subsidiaries have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

13.5	Full particulars of all money borrowed by the Company and each of the Subsidiaries (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

13.6	No indebtedness of the Company or any of the Subsidiaries is due and payable and no security over any of the assets of the Company or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of the Subsidiaries has received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or the Subsidiaries.

13.7	Having regard to the existing banking and other facilities available to it, the Company and each of the Subsidiaries has sufficient working capital for the purposes of:

13.7.1	continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

13.7.2	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company and each of the Subsidiaries.

14.	Insolvency

14.1	Neither the Company nor any of the Subsidiaries:

14.1.1	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

14.1.2	has stopped paying its debts as they fall due.

14.2	No step has been taken to initiate any process by or under which:

14.2.1	the ability of the creditors of the Company, or any of the Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented; or

14.2.2	some or all of the creditors of the Company or any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

14.2.3	a person is appointed to manage the affairs, business and assets of the Company, or any of the Subsidiaries, on behalf of the Company’s or any of the Subsidiaries’creditors; or

14.2.4	the holder of a charge over the Company’s assets or over any of the Subsidiaries’ assets is appointed to control the business and assets of the Company or any of the Subsidiaries.

14.3	In relation to the Company and each of the Subsidiaries:

14.3.1	no administrator has been appointed;

14.3.2	no documents have been filed with the court for the appointment of an administrator; and

14.3.3	no notice of intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

14.4	No process has been initiated which could lead to the Company or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

14.5	No distress, execution or other process has been levied on an asset of the Company or any of the Subsidiaries.

15.	Assets

15.1	The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets used by the Company except for those disposed of since the Accounts Date in the normal course of business and all such assets are free from any Encumbrance.

15.2	None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

15.3	The Company is in possession and control of all the assets included in the Accounts, or acquired since the Accounts Date and all other assets used by the Company, except for those Disclosed as being in the possession of a third party in the normal course of business.

15.4	The assets of the Company comprise all the assets necessary for the continuation of the Company’s business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

16.	Condition of plant and equipment and stock in trade

16.1	The plant, machinery, equipment and vehicles used in connection with any business carried on at Completion by the Company (or any of the Subsidiaries):

16.1.1	are in good working order and have been regularly and properly maintained;

16.1.2	are capable and will continue to be capable of doing the work for which they were designed; and

16.1.3	are not surplus to the current or proposed requirements of the Company (and the Subsidiaries).

16.2	The stock-in-trade (including work-in-progress) of the Company is in good condition, is not excessive and is adequate in relation to current trading requirements of the Company and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

17.	Intellectual property

17.1	The definition in this paragraph applies throughout this agreement.

Intellectual Property Rights:	all patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

17.2	With the exception of rights in confidential information, no Intellectual Property Rights are owned, used, or held for use by the Company or any of the Subsidiaries, in connection with any business carried on at Completion by the Company or any of the Subsidiaries. In relation to rights in confidential information:

17.2.1	the Company and the Subsidiaries have not disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Buyer; and

17.2.2	the Company and the Subsidiaries do not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on at Completion by the Company or any of the Subsidiaries.

17.3	The activities of the Company and each of the Subsidiaries, and of any licensee of Intellectual Property Rights granted by the Company or any of the Subsidiaries, have not infringed, nor are they likely to infringe any Intellectual Property Rights of any third party. No such activities constitute, have constituted or are likely to constitute, any breach of confidence, passing off or actionable unfair competition in any jurisdiction. No such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum.

18.	Information technology

18.1	The definitions in this paragraph apply throughout this agreement.

IT System:	all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or in relation to any business carried on by the Company or any of the Subsidiaries.

18.2	The Company is the owner of the IT System, free from Encumbrances and all other rights exercisable by third parties. The Company has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System.

18.3	The elements of the IT System:

18.3.1	are functioning properly and in accordance with all applicable specifications;

18.3.2	are not defective in any respect;

18.3.3	have sufficient capacity and performance to meet the current and foreseeable requirements of the business carried on at Completion by the Company or any of the Subsidiaries;

18.3.4	have not been and will not be affected by any changes in dates (past, present or future); and

18.3.5	are capable of performing functions in multiple currencies, including the euro.

19.	Data protection

19.1	The Company and the Subsidiaries have fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

20.	Employment

20.1	The definitions in this paragraph apply throughout this agreement.

Employment Legislation:	legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any Employee or Worker;

Employee:	any person employed by the Company or any of the Subsidiaries;

Worker:	any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

20.2	The name of each person who is a Director is set out in Schedule 2.

20.3	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company and the Subsidiaries, the particulars of each Employee and Worker and the principal terms of each contract including:

20.3.1	the company which employs or engages them;

20.3.2	their remuneration (including any benefits and privileges provided or which the Company or the relevant Subsidiary is bound to provide to them or their dependants, whether now or in the future);

20.3.3	the commencement date of each contract and, if an Employee, the date on which continuous service began;

20.3.4	the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

20.3.5	the type of contract (whether full or part-time or other);

20.3.6	date of birth;

20.3.7	disciplinary record over the last 24 months;

20.3.8	work permit requirements; and

20.3.9	trade union membership.

20.4	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from a company which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

20.4.1	the company which engages them;

20.4.2	the remuneration of each individual (including any benefits and privileges provided or which the Company or any of the Subsidiaries is bound to provide);and

20.4.3	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

20.5	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company and the Subsidiaries who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

20.6	No notice to terminate the contract of employment of any Employee or Worker of the Company or any of the Subsidiaries (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute or actual or potential liabilities under any Employment Legislation or otherwise is outstanding between the Company or any of the Subsidiaries and any of the current or former Employees or Workers relating to the relevant contract, its termination and any reference given by the Company or any of the Subsidiaries regarding them.

20.7	No questionnaire has been served on the Company or any of the Subsidiaries by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

20.8	No offer of employment or engagement has been made by the Company or by any of the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

20.9	No Employee or Worker has given notice to terminate their employment or engagement with the Company and the Company has not given notice to terminate the employment or engagement of any Employee or Worker.

20.10	All contracts between the Company or any of the Subsidiaries and their Employees and Workers are terminable at any time on three months´ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability other than wages, commission or pension.

20.11	Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

20.12	Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or any of the Subsidiaries.

20.13	Neither the Company nor any of the Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

20.14	Neither the Company nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director, officer, Employee or Worker or to their dependants in connection with the sale or the actual or proposed termination or suspension of employment or variation of an employment contract.

20.15	Neither the Company nor any of the Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

20.16	Neither the Company nor any of the Subsidiaries has any obligation to increase the remuneration of the Employees or Workers (whether through express agreement, custom and practice or otherwise) and there are no ongoing or outstanding pay negotiations.

20.17	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

20.18	Neither the Company nor any Subsidiary has offered, promised or agreed to any future variation in the contract of any Employee or Worker.

20.19	The Disclosure Letter includes true, complete and accurate:

20.19.1	anonymised copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers, identifying which applies to which individual;

20.19.2	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

20.20	In respect of each Employee and Worker, the Company and the Subsidiaries have:

20.20.1	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

20.20.2	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

20.20.3	discharged all financial obligations which it owes to or in respect of any Employee or Worker for the period ending on the Completion Date including, for the avoidance of doubt, PAYE, primary and secondary national insurance contributions, reimbursement of expenses, payment of insurance premiums, payment of pension contributions, payment of commission or bonus or other incentive payment accruing in respect of the period ending on the Completion Date and pay in lieu of any holiday which has accrued but not been taken as at the Completion Date; and

20.20.4	maintained adequate, suitable and up to date records.

21.	Environmental

21.1	The definitions in this paragraph apply throughout this agreement.

Environment:	air, water and land, all living organisms and natural or man-made structures;

Environmental Law:	any law in so far as it relates to Environmental Matters;

Environmental Matters:	the protection of human health, the protection and condition of the Environment, the condition of the workplace, the use, presence, generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste;

Hazardous Substance:	any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment (including, but without limitation, any form of asbestos);

Waste:	all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

21.2	All permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the business of the Company or any of the Subsidiaries are in full force and effect and have been complied with and there are no circumstances (including, but not limited to, the sale of the Sale Shares to the Buyer) likely to give rise to the modification, suspension or revocation of, or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those permits, consents or licences.

21.3	The Company and each of the Subsidiaries have at all times complied with all Environmental Laws

21.4	There are no Hazardous Substances or Waste at the Property in circumstances which constitute a breach of Environmental Law or which may lead to a liability, obligation or duty being imposed under Environmental Law on the Company or the Subsidiaries by any competent authority or third party.

22.	Property

22.1	The definitions in this paragraph apply throughout this agreement.

Previously-owned Land and Buildings	any land and buildings that has or have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any of the Subsidiaries, but which are either:

(a)	no longer owned, occupied or used by the Company or any of the Subsidiaries, or

(b)	owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance;

Property:	the existing long leasehold interest of land and buildings from where the Company trades being Portland House, Chancellor Lane, Leeds, LS6 2TG and the existing long leasehold interest in the additional car parking land short particulars of both of which are set out in Schedule 6

22.2	The particulars of the Property set out in Schedule 6 are true, complete and accurate.

22.3	The Property is the only land and buildings owned, used or occupied by the Company and the Subsidiaries.

22.4	Neither the Company nor any of the Subsidiaries has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting any land and buildings other than the Property.

22.5	Neither the Company, nor any company that is or has at any time been a Subsidiary, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

22.6	Neither the Company, nor any company that is or has at any time been a Subsidiary, has given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land and buildings.

22.7	All written replies given by or on behalf of the Sellers, the Company or any of the Subsidiaries in response to any written enquiries by or on behalf of the Buyer in relation to the Property were complete and accurate at the date they were given and remain complete and accurate as at the Completion Date.

23.	Accounts

23.1	The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law and give a true and fair view of the commitments, financial position and affairs of the Company and the Subsidiaries as at the Accounts Date and of the profit and loss of the Company and the Subsidiaries for the financial year ended on that date.

23.2	The Accounts:

23.2.1	make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks, for depreciation on fixed assets and for liabilities (including contingent liabilities) and Taxation (including deferred Taxation);

23.2.2	do not overstate the value of current or fixed assets; and

23.2.3	do not understate any liabilities (whether actual or contingent).

23.3	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

23.4	The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods without any change in accounting policies used.

24.	Accounting, financial and other records

24.1	All accounting, financial and other records of the Company and the Subsidiaries (including the statutory books of the Company and each of the Subsidiaries):

24.1.1	have been properly prepared, filed and maintained;

24.1.2	constitute an accurate record of all matters required by law to appear in them;

24.1.3	do not contain any material inaccuracies or discrepancies;

24.1.4	are in the possession of the Company or the Subsidiary to which they relate; and

24.1.5	comply with all applicable laws.

24.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

25.	Changes since accounts date

25.1	Since the Accounts Date:

25.1.1	the Company has conducted its business in the normal course and as a going concern none of the subsidiaries has traded and all remain dormant;

25.1.2	there has been no material adverse change in the turnover, financial position or prospects of the Company or any of the Subsidiaries nor the loss of any supplier or customer;

25.1.3	neither the Company nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;

25.1.4	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries;

25.1.5	neither the Company nor any of the Subsidiaries has borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company or any of the Subsidiaries in excess of £5,000 and neither the Company nor any of the Subsidiaries has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or any of the Subsidiaries;

25.1.6	no disposal of any fixed assets of the Company (or any of the Subsidiaries) has been effected or agreed to; and

25.1.7	no shareholder resolutions of the Company or any of the Subsidiaries have been passed other than as routine business at an annual general meeting;

26.	Effect of sale of Sale Shares

26.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

26.1.1	cause the Company or any of the Subsidiaries to lose the benefit of any right or privilege it presently enjoys; or

26.1.2	relieve any person of any obligation to the Company or any of the Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of the Subsidiaries, or to exercise any right in respect of the Company or any of the Subsidiaries; or

26.1.3	so far as the Seller is aware, result in any officer or senior Employee leaving the Company or receiving any payment or benefit.

27.	Retirement benefits

27.1	Neither the Company nor any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees) and no proposal or announcement has been made to any Employee or officer of the Company or any of the Subsidiaries about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension, lump sum, death, ill-health, disability or accident benefit.

27.2	No proposal or announcement has been made to any Employee or to any officer of the Company or any of the Subsidiaries about the introduction, continuance, increase or improvement of any pension, lump sum, death, ill-health, disability or accident benefit.

27.3	The Company and the Subsidiaries have facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

27.4	No discrimination on grounds of sex is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by the Company or any of the Subsidiaries in relation to any of the Pensionable Employees.

28.	Financial Controls

Each of the Company and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

29.	Certain Business Practices

None of the Company, any of its subsidiaries or any of their respective directors, officers, agents or employees have: (i) used any funds for contributions, gifts, entertainment or other expenses related to political activity; (ii) made any payment to foreign or domestic government officials (other than payments of taxes or other fees and payments required by applicable law); or (iii) made any payment in the nature of criminal bribery.

Part 2 – Tax Warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the United Kingdom or elsewhere) for which the Company or any Subsidiary is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

1.3	Neither the Company nor any Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.4Neither the Company nor any Subsidiary has paid within the past seven years ending on the date of this agreement, or will become liable to pay, any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

1.5	Neither the Company nor any Subsidiary has within the past 36 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.6	The amount of Taxation chargeable on the Company or any Subsidiary during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

1.7	All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company or any relevant Subsidiary after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.8	The Company and the Subsidiaries have duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.9	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company or any Subsidiary is or at Completion will be entitled to:

1.9.1	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

1.9.2	appeal against any assessment or determination relating to Taxation; and/or

1.9.3	apply for a postponement of Taxation.

1.10	Neither the Company nor any Subsidiary is or will become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.

1.11	The Company and any Subsidiary has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

1.12	All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by a the Company or any Subsidiary and all amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any Subsidiary or any persons required to be treated as such.

1.13	The Disclosure Letter gives material details of any dispensations or notices received by the Company or any Subsidiary under 65 of ITEPA (dispensations) and of all PAYE settlement agreements entered into under Chapter 5 of Part 11 of ITEPA by the Company or any Subsidiary.

2.	Chargeable gains

2.1	The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company or any Subsidiary on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of TCGA 1992.

2.2	There has been no transaction to which any of the following provisions applies or could apply in respect of any asset held by the Company or any Subsidiary:

2.2.1	section 23 of TCGA 1992 (compensation and insurance monies);

2.2.2	section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);

2.2.3	section 139 of TCGA 1992 (transfers of assets on reconstructions and amalgamations);

2.2.4	section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);

2.2.5	section 140A of TCGA 1992 (transfer of a trade);

2.2.6	section 165 of TCGA 1992 (gifts of business assets);

2.2.7	section 171-173 (inclusive) of TCGA 1992 (intra-group transfers);

2.2.8	section 247-248 of TCGA 1992 (compulsory acquisitions); and

2.2.9	section 242(2) of TCGA 1992 (small part disposals of land).

3.	Capital allowances

3.1	No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company or any Subsidiary on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

3.2	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company or any Subsidiary under the CAA 2001 (or any other legislation relating to capital allowances).

3.3	Neither the Company nor any Subsidiary has incurred any long life asset expenditure within the meaning of section 90 of the CAA 2001.

4.	Distributions

4.1	No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company or any Subsidiary after 5 April 1965 except dividends shown in their audited accounts and neither the Company nor any Subsidiary is bound to make any such distribution.

4.2	No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or any Subsidiary or which the Company or any of the Subsidiaries are under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

4.3	Neither the Company nor any Subsidiary has within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.	Loan relationships

5.1	All interests, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

5.2	The Disclosure Letter contains particulars of any debtor relationship (within the meaning of section 103 of the Finance Act 1996) of the Company and the Subsidiaries which relates to any relevant deeply discounted security (within the meaning of section 430 of ITTOIA 2005) to which paragraph 17 or 18 of Schedule 8 to the Finance Act 1996 applies.

5.3	Neither the Company nor any Subsidiary has been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 8 to the Finance Act 1996).

6.	Close companies

6.1	Neither the Company nor any Subsidiary has at any time during the last six years ending at the Accounts Date been a close company within the meaning of sections 414 and 415 of ICTA 1988.

6.2	Neither the Company nor any Subsidiary has in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of ICTA 1988.

6.3	No distribution within section 418 of ICTA 1988 has been made by the Company or any Subsidiary during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

6.4	Any loans or advances made or agreed to be made by the Company or any Subsidiary within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in the Disclosure Letter and neither the Company nor any Subsidiary has released or written off or agreed to release or write off the whole or any part of any such loans or advances.

7.	Group relief

7.1	Except as provided in the Accounts, neither the Company nor any Subsidiary is or will be obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the Accounts Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

7.2	The Disclosure Letter contains full particulars of every written agreement relating to the claim or surrender of group relief (as defined by section 402 of ICTA 1988) or of advance corporation tax (under the provisions of section 240 of ICTA 1988 or Schedule 13A of ICTA 1988) to which the Company or any Subsidiary is or has been a party within the last seven years.

8.	Groups of companies

8.1	Neither the Company nor any Subsidiary has entered or agreed to enter into an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

8.2	The execution or completion of this agreement or any other event since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes pursuant to section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002 or as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

8.3	Neither the Company nor any Subsidiary has ever been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

8.4	Neither the Company nor any Subsidiary has been, and is not, required by Schedule 28AA of ICTA 1988 to compute its profits or losses as if an arm’s length provision had been made instead of any actual provision.

9.	Intangible assets

For the purposes of this paragraph 9, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.

9.1	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.2	No claims or elections have been made by the Company or any Subsidiary under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company or any Subsidiary.

9.3	Since the Accounts Date:

9.3.1	neither the Company nor any Subsidiary owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

9.3.2	neither the Company nor any Subsidiary has realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

9.3.3	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company or any Subsidiary on a revaluation of an intangible fixed asset.

10.	Company residence and overseas interests

10.1	The Company and the Subsidiaries have within the past seven years been resident in the United Kingdom for corporation tax purposes and have not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

10.2	Neither the Company nor any Subsidiary has without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).

10.3	Neither the Company nor any Subsidiary holds shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company and/or any Subsidiary pursuant to section 13 of TCGA 1992.

10.4	Neither the Company nor any Subsidiary is holding or has held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and neither of them has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

10.5	Neither the Company nor any Subsidiary has a permanent establishment outside the UK.

11.	Anti-avoidance

11.1	All transactions or arrangements made by the Company or any Subsidiary have been made on fully arm’s length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

11.2	Neither the Company nor any Subsidiary has at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company or relevant Subsidiary could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101)or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

11.3	Neither the Company nor any Subsidiary has been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement:

11.3.1	to which any of the following provisions could apply:

11.3.1.1	section 56 of ICTA 1988 (transactions in deposits with and without certificates or in debts);

11.3.1.2	section 116 of ICTA 1988 (partnerships involving companies: effect of arrangements for transferring relief) or section 118 of ICTA 1988 (restriction on relief: companies);

11.3.1.3	section 395 of ICTA 1988 (leasing contracts: effect on claims for losses of company reconstructions);

11.3.1.4	section 410 of ICTA 1988 (group relief: effect of arrangements for transfer of company to another group, etc.);

11.3.1.5	section 125 of ICTA 1988 (annual payments for non-taxable consideration);

11.3.1.6	section 399 of ICTA 1988 (dealings in commodity futures: withdrawal of loss relief);

11.3.1.7	sections 729 to 746 (inclusive) and Schedule 23A of ICTA 1988 (tax avoidance: transfers of securities, manufactured dividends and transfer of assets abroad);

11.3.1.8	sections 767A or 767B of ICTA 1988 (change in company ownership: corporation tax);

11.3.1.9	section 774 of ICTA 1988 (transactions between dealing company and associated company);

11.3.1.10	section 786 of ICTA 1988 (transactions associated with loans or credit: connected persons);

11.3.1.11	section 801A of ICTA 1988 (restriction on relief for underlying tax);

11.3.1.12	Schedule 5AA of ICTA 1988 (guaranteed returns on transactions in futures and options);

11.3.1.13	section 106 of TCGA 1992 (disposal of shares and securities within prescribed period of acquisition);

11.3.1.14	sections 135-138 (inclusive) of the Finance Act 1993 (exchange gains and losses); and

11.3.1.15	sections 165-168 (inclusive) of the Finance Act 1994 (interest rate and currency contracts: anti-avoidance); or

11.3.2	where any of the following provisions could apply, other than where clearances or consents, as appropriate, have been obtained:

11.3.2.1	sections 703 to 709 (inclusive) of ICTA 1988 (cancellation of tax advantages from certain transactions in securities); and

11.3.2.2	section 776 of ICTA 1988 (transactions in land: taxation of capital gains).

12.	Inheritance tax

12.1	Neither the Company nor any Subsidiary has made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

12.2	There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company or any Subsidiary and none of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of the IHTA 1984.

12.3	No asset owned by the Company or any Subsidiary, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

13.	VAT

13.1	The Company and the Subsidiaries are each taxable persons and are duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and neither the Company nor any Subsidiary is (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

13.2	The Company and each Subsidiary have complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

13.3	All supplies made by the Company or any Subsidiary are taxable supplies and neither the Company nor any Subsidiary has been or will be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company or any Subsidiary is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

13.4	Neither the Company nor any Subsidiary is or has been for VAT purposes a member of any group of companies (other than the group comprising the Company and the Subsidiaries alone) and no act or transaction has been effected in consequence whereof the Company or any Subsidiary is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by HM Customs & Excise under Schedule 9A to the VATA 1994 as a result of which the Company or any Subsidiary would be treated for the purposes of VAT as a member of a group other than the group comprising the Company and the Subsidiaries alone.

13.5	For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any Subsidiary or any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:

13.5.1	all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

13.5.2	no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.

13.6	Neither the Company nor any Subsidiary owns or has at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

13.7	Neither the Company nor any Subsidiary has made any claim for bad debt relief under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any Company or any Subsidiary under section 36(4) of the VATA 1994.

14.	Stamp duty and stamp duty land tax

14.1	Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion or any document which the Company or any Subsidiary may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

14.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion and which will affect the Company or any Subsidiary.

14.3	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Seller is aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

15.	Employees/pensions

15.1	Neither the Company nor any Subsidiary has made or agreed to make any payment to or provided or agreed to provide any benefit for any director or former director, officer or employee of the Company or any Subsidiary, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company or relevant Subsidiary for Taxation purposes, whether up to or after the Accounts Date.

Schedule 5

Tax Covenant

1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Buyer's Relief:	means:

(a)	any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation);

(b)	any Post-Completion Relief of the Company or any Subsidiary (as defined in paragraph (c) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company or any Subsidiary.

Buyer's Tax Group:	the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

Degrouping Charge:	any Liability for Taxation of the Company or any Subsidiary as a result of the Company or the relevant Subsidiary ceasing to be, or ceasing to be treated as, a member of a group of companies for Tax purposes as a result of Completion or of entering into this agreement, or of the satisfaction of any condition in this agreement;

Event:	includes (without limitation) the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

Liability for Taxation:	any liability of the Company or a Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons and shall also include:

(a)	the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Balance Sheet (or which, but for such Relief, would have appeared in the Completion Balance Sheet) or where such Relief was treated as an asset of the Company or the relevant Subsidiary in the Completion Balance Sheet or was taken into account in computing any deferred Tax asset which appears in the Completion Balance Sheet (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief;

(b)	the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Completion Balance Sheet (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

(c)	the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief (Post-Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion, but arises after Completion in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant (Loss of a Post-Completion Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company or the relevant Subsidiary as a result of such set off or use; and

(d)	any liability of the Company or any Subsidiary to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company or the relevant Subsidiary has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

Loss:	any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason;

Relief:	includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax;

Retained Group:	the Sellers and any other company or companies (other than the Company or any Subsidiary) which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group, or otherwise connected or associated in any way with the Sellers for Tax purposes;

Tax:	all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning;

Tax Claim:	any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant;

Taxation Authority:	the HM Revenue and Customs, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax, whether in the United Kingdom or elsewhere;

Taxation Statute:	any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into and providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	A reference to an Event occurring on or before Completion includes a series or combination of Events, all of which were or the first of which was an Event occurring on or before Completion outside the ordinary course of business or which commenced on or before Completion.

1.5	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

1.5.1	anything which involves, or leads directly or indirectly to, any liability of the Company or the relevant Subsidiary to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group), or is the liability of the Company or the relevant Subsidiary only because some other person, other than a member of the Buyer’s Tax Group, has failed to pay it or is the liability of the Company or the relevant Subsidiary because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

1.5.2	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms; or

1.5.3	anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

1.5.4	anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

1.5.5	anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

1.5.6	anything which involves, or leads directly or indirectly to, a change of residence of the Company or any of the Subsidiaries for Tax purposes.

1.6	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.7	For the avoidance of doubt, references to any Liability for Taxation of the Company or any Subsidiary which results from any gains earned or received on or before Completion or any Event on or before Completion include a reference to any Liability for Taxation of the Company or any Subsidiary resulting from the sale of the Sale Shares pursuant to this agreement (including, without limitation, any liability arising under section 179 of TCGA 1992).

2.	Covenant

2.1	The Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall pay to the Buyer, to the extent possible, but not so as to limit the amount payable where not wholly possible, by way of repayment of the Total Consideration for the Sale Shares, an amount equal to any:

2.1.1	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any Subsidiaries on or before Completion;

2.1.2	Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company or any Subsidiaries with any person other than a member of the Buyer’s Tax Group whensoever arising;

2.1.3	payment of interest or penalties for which the Company or any Subsidiary is liable as a result of the Company or the relevant Subsidiary failing to make any instalment payment under the Corporation Tax (Instalment Payments) Regulations 1998 in any period ending on or before Completion sufficient to avoid such interest or penalties;

2.1.4	Liability for Taxation falling within paragraph (a) to paragraph (d) of the definition of Liability for Taxation;

2.1.5	Liability for Taxation arising in respect of, by reference to or in consequence of the sale of the Property by the Company to the Sellers on the Completion Date;

2.1.6	Liability for Taxation arising in respect of, by reference to or in consequence of the payment of monthly dividends by the Company to the Directors;

2.1.7	Liability for Taxation arising in respect of, by reference to or in consequence of any review, investigation or audit by any Taxation Authority of the PAYE procedures operated by the Company on or prior to Completion;

2.1.8	reasonable costs and expenses referred to in paragraph 9.

3.	Payment date and interest

3.1	Where the Sellers are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1.8), the due date for the making of that payment (Due Date) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Sellers demanding that payment and in a case:

3.1.1	that involves an actual payment of Tax by the Company or any of the Subsidiaries (including any payment pursuant to paragraph 2.1.8), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

3.1.2	that falls within paragraph (a) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief); or

3.1.3	that falls within paragraph (b) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

3.1.4	that falls within paragraph (c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority; or

3.1.5	that falls within paragraph (d) of the definition of Liability for Taxation, not later than the fifth day before the day on which the Company or the relevant Subsidiary is due to make the payment or repayment.

3.2	Any dispute as to the amount specified in any notice served on the Sellers under paragraph 3.1.2 to paragraph 3.1.5 shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Sellers and the Buyer).

3.3	If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the Due Date then, except to the extent that the Sellers’ liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 4% per annum over the base rate from time to time of The Royal Bank of Scotland plc or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions

4.1	The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

4.1.1	a provision or reserve in respect thereof is made in the Completion Balance Sheet or such Liability for Taxation was paid before Completion and such payment was reflected in the Completion Balance Sheet; or

4.1.2	it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or their interpretation by any court of law or tribunal or published practice of any Taxation Authority of general application(including without limitation, any HM Revenue and Customs (“HMRC”) Statement of Practice, Extra-statutory Concession or the HMRC Bulletin and the HMRC Manuals other than where the firm intention to introduce or make such specific change was announced on or before the date hereof); or

4.1.3	it would not have arisen but for a change after Completion in the accounting bases on which the Company or any Subsidiaries values its assets or a change in the accounting policies or practices (including a change in accounting reference date) introduced or having effect after Completion (other than a change made in order to comply with UK GAAP); or

4.1.4	the Buyer is compensated for any such matter under any other provision of this agreement; or

4.1.5	it would not have arisen but for a voluntary act or transaction carried out by the Buyer, the Company or any Subsidiaries after Completion, being an act which:

4.1.5.1	is not in the ordinary course of business; or

4.1.5.2	could reasonably have been avoided; or

4.1.5.3	the Company or the relevant Subsidiary was not legally committed to do under a commitment that existed on or before Completion; and

4.1.5.4	the Buyer was aware would give rise to the Liability for Taxation in question; or

4.1.6	the Liability for Taxation is a Degrouping Charge which, whether by election or otherwise, is treated as accruing not to the Company or the relevant Subsidiary but to the Sellers or any member of the Retained Group.

4.1.7	such Liability for Taxation would not have arisen but for the failure or the omission to make any claim, election, surrender or disclaimer, or to give any notice or consent or to do any other thing after Completion, in circumstances where the making, giving or doing of that thing is or has been assumed in computing the provision for Taxation in the Completion Balance Sheet and details of which have (to the extent possible) been set out in the Disclosure Letter; or

4.1.8	such Liability for Taxation would not have arisen but for the withdrawal or amendment by the Company after Completion of any claim, election, surrender, disclaimer, notice or consent made by the Company prior to Completion which is taken into account in computing and so reducing any provision which appears in the Completion Balance Sheet (or eliminating any provision which would otherwise have appeared in the Completion Balance Sheet or in computing any right to repayment of Taxation which appears in the Completion Balance Sheet) and is specifically referred to therein, provided that details of such claim, election, surrender, disclaimer, notice or consent have (to the extent possible) been set out in the Disclosure Letter; or

4.1.9	such Liability for Taxation is a liability to interest or penalties, such Liability for Taxation would not have arisen but for the Company failing to make payment to the relevant Taxation Authority of an amount of Taxation equal to the payment previously made by the Sellers to the Buyer hereunder in respect of such Taxation; or

4.1.10	such Liability for Taxation arises as a result of a change in the rate of corporation tax where such change results from the Company becoming part of the Buyer’s Tax Group after Completion; or

4.1.11	the Buyer has been compensated in full at no cost to the Buyer or the Company.

4.2	The provisions of paragraph 4.1 of this Tax Covenant and paragraph 6 (Limitations on claims) of this agreement shall not apply to any claims in respect of any Liability for Taxation falling within paragraphs 2.1.5 to 2.1.7 inclusive of this Tax Covenant.

5.	Recovery from third parties

5.1	Where the Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Company or any of the Subsidiaries is or becomes entitled to recover from some other person (not being the Buyer, the Company or a Subsidiary or any other company within the Buyer’s Tax Group) any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company or the relevant Subsidiary shall:

5.1.1	notify the Sellers of their entitlement as soon as reasonably practicable; and

5.1.2	if required by the Sellers and, subject to the Buyer, the Company or the relevant Subsidiary being secured and indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 5.1 (other than an action against:

5.1.2.1	a Taxation Authority; or

5.1.2.2	a person who has given Tax advice to the Company or relevant Subsidiary on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to harm its, the Company’s or the relevant Subsidiary’s commercial relationship (potential or actual) with that or any other person.

5.2	If the Buyer, the Company or a Subsidiary recovers any amount referred to in paragraph 5.1, the Buyer shall account to the Sellers for the lesser of:

5.2.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers under paragraph 5.1.2); and

5.2.2	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

6.	Conduct of tax claims

6.1	If the Buyer, the Company or a Subsidiary becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers as soon as is reasonably practicable, provided that if the Sellers receive any Tax Claim for whatever reason, it shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Sellers notice of such Tax Claim in accordance with the provisions of this paragraph 6, provided always that the giving of such notice shall not be a condition precedent to the Sellers’ liability under this Tax Covenant.

6.2	Provided the Sellers indemnify and secure the Buyer and the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer, the Company nor the relevant Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Sellers having been given written notice of the receipt of such assessment, the Buyer, the Company or the relevant Subsidiary have not within 14 days of the date of the notice received instructions in writing from the Seller to do so.

6.3	If:

6.3.1	the Sellers do not request the Buyer, the Company or the relevant Subsidiary to take any action under paragraph 6.2 or fails to indemnify and secure the Buyer, the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days; or

6.3.2	the Sellers (or the Company or the relevant Subsidiary before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

6.3.3	the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Seller has obtained the opinion of Tax counsel of at least 5 years´ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, the Company or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, the Company or the relevant Subsidiary may in its absolute discretion considers fit.

6.4	Neither the Buyer, the Company nor any of the Subsidiaries shall be subject to any claim by or liability to the Sellers for non-compliance with any of the foregoing provisions of this paragraph 6 if the Buyer, the Company or any of the Subsidiaries has bona fide acted in accordance with the instructions of any one of the Sellers.

7.	Grossing up

7.1	All sums payable by the Sellers to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.2	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

7.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 7.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

8.	Buyer’s Covenant

8.1	The Buyer covenants with the Sellers to pay an amount equal to any liability to Tax payable by the Sellers by virtue of section 767A or section 767AA ICTA 1988 arising from the non-payment of Tax by the Buyer save that this paragraph 8.1 shall not apply in respect of any Tax which the Sellers are liable to make (but has not yet made) payment under this Tax Covenant.

8.2	If the Buyer makes a payment under paragraph 8.1, the Sellers agree:-

8.2.1	to discharge, or procure the discharge of, the liability in question promptly and to indemnify the Buyer for any liability falling on the Buyer as a result of a failure to do so; and

8.2.2	not to enforce its statutory right of recovery under section 767B(2) ICTA 1988 in respect of the liability in question.

9.	Costs and expenses

9.1	The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses incurred by the Buyer, the Company or any Subsidiaries in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.

Schedule 6

Particulars of Property

Leasehold properties

Description of the Property	Portland House, Cross Chancellor Street, Leeds	Additional Car Parking Land Cross Chancellor Street Leeds

Owner	The Company	The Company

Registered/unregistered (and title number)	Registered Title number WYK545393	Not registered

Contractual date of termination of lease	31 March 2052	31 March 2052

Occupier	The Company	The Company

Use	Printing works and ancillary offices	Car Parking

Schedule 7

(Completion Balance Sheet)

Part 1

Agreement of Completion Balance Sheet

1.	The Completion Balance Sheet shall be prepared and agreed in accordance with the provisions of this Schedule 7.

2.	Subject only to paragraphs 3 and 4, the Completion Balance Sheet shall:

(A)	comprise a balance sheet of the Company in the form set out in Part 2 of this Schedule 7 (and, for the avoidance of doubt, shall not include any notes);

(B)	be prepared on the same bases and in accordance with the same policies, methods and practices of accounting (including as to currency translation) as were used for the purposes of the Accounts; and

(C)	subject to sub-paragraph (B), be prepared in accordance with accounting policies, methods and practices generally accepted in the United Kingdom at the Completion Date.

3.	The Completion Balance Sheet shall be prepared on the basis that the Company is a going concern and shall exclude any effects of the change of control or ownership of the Company contemplated by this Agreement (or any related agreement) or any other effect of this Agreement (or any related agreement).

4.	In preparing the Completion Balance Sheet:

(A)	all the Fixed Assets (save only for the Property), shall be included at the value at which they were included in the Accounts (or if acquired after the Accounts Date, their cost) less provisions (if any) for damage or impairment on the same bases used in the preparation of the Accounts;

(B)	the Property shall be included at the value of £220,000 (on the basis that the Completion Balance Sheet shall be deemed to be struck prior to the transfer of the Property referred to at clause 7 hereof being effected) and no value shall be attributed to the New Lease;

(C)	quantities of stocks shall be determined in accordance with the provisions of paragraph 5 and then valued on the same bases as applied in relation to the Accounts subject always to such bases complying with UK GAAP and also on the basis that full provisions will be made for unusable, unsaleable, slow moving or deteriorated stocks.

(D)	full provision will be made for rebates or discounts that will fall due and fees and commissions that will become payable after Completion in either case in respect of sales or other transactions that took place prior to Completion;

(E)	No value shall be attributed to any intangible asset or to Goodwill;

(F)	full provision shall be made in respect of any debts due in the ordinary course of trading which as at Completion are outstanding or uncollected for a period of more than 90 days past the due date; proper provision shall also be made for all other bad or doubtful debts included in the Completion Balance Sheet;

(G)	full and proper provision shall be made for all actual, future and contingent liabilities of the Company as at the date of Completion (including without limitation, full provision for all liabilities disclosed, in accordance with UK GAAP);

(H)	the amount to be provided for taxation shall include full provision for corporation tax including deferred taxation in accordance with UK GAAP for the period from 1 January 2006 until the Completion Date (save that the corporation tax and deferred tax provisions shall be calculated using the rates of corporation tax that would have been available to the Company if it had not joined the Buyer’s Tax Group); and

(I)	full provision will be made for all taxation and other liabilities and repayment obligations incurred by the Company as a result of the sale of the Property to the Sellers on the Completion Date.

5.	For the purposes of the preparation of the Completion Balance Sheet, the quantities of stocks shall be determined in accordance with the provisions of this paragraph 5:

5.1	The Sellers and the Buyer shall cause a stocktaking to be undertaken as at the time of Completion on the Completion Date of all stock in so far as it belongs to the Company;

5.2	Unless otherwise agreed by the parties, such stocktaking shall consist of a physical check and count of the amount, quality and condition of all such stock situated at the Property or elsewhere as at such time;

5.3	When such stocktaking has been completed and agreed by (or on behalf of) both the Sellers and the Buyer, the stock shall be valued in accordance with paragraph 4 (C) above.

6.	The Buyer shall prepare or procure the preparation of the draft Completion Balance Sheet (the “Draft Completion Balance Sheet”) and shall deliver it to the Sellers as soon as practicable after Completion, and in any event within 15 Business Days after the Completion Date.

7.	The Sellers shall have until the 25th Business Day after the Completion Date (or, if later, up to the 10th Business Day after the date of delivery to them of the Draft Completion Balance Sheet) (the “Review Period”) to review the Draft Completion Balance Sheet and to present to the Buyer in writing any objections (stating in reasonable detail the matters in dispute) they may have to such Draft Completion Balance Sheet.

8.	The parties shall ensure both the Buyer and the Sellers (and their respective agents) shall have reasonable access at reasonable times to all business records relating to the Company and such other information which the Sellers or the Buyer may reasonably require for the purposes of this Schedule 7.

9.	If any such written objections as are referred to in paragraph 7, are presented to the Buyer by the end of the Review Period then the Sellers and the Buyer shall attempt to resolve the matters in dispute between them in good faith negotiations. If there are any such matters in dispute between the Sellers and the Buyer which have not been resolved in good faith negotiations within a period of 10 Business Days after the end of the Review Period, then the matters in dispute may be referred by either the Sellers or the Buyer for determination to the Expert who shall be instructed to notify the Buyer and the Sellers of his determination within 20 Business Days of such referral.

10.	The Sellers and the Buyer shall give the Expert reasonable access at reasonable times to all business records in their respective possession or control relating to the Company and generally shall provide the Expert with such other information and assistance as the Expert may reasonably require. Each of the Sellers and the Buyer shall be entitled to make representations to the Expert. In making his determination, the Expert shall act as an expert and not as an arbitrator and the Draft Completion Balance Sheet as amended by the Expert shall, as between each of the Sellers and the Buyer and in the absence of manifest error, be deemed to have been accepted and approved by the Sellers and the Buyer, shall be final and binding on the Sellers and the Buyer and shall constitute the “Completion Balance Sheet” for all purposes of this Agreement. The fees and costs of the Expert shall be paid as the Expert shall determine (having regard to his determination of the Completion Balance Sheet).

Part 2

Completion Balance Sheet

£ at Completion Date

Fixed Assets

Tangible assets

Investments

Current Assets

Stock

Debtors (including prepayments)

Cash

TOTAL Assets                                                                                                   [      ]

Less

Trade Creditors

Other Creditors

Taxation

Social security and other taxes

Accrued liabilities and charges

Directors' Current Accounts
Hire Purchase contracts - less than 1 year
Hire Purchase contracts - more than 1 year
Inter Group balances

TOTAL Liabilities                                                                                                [      ]

Completion Net Asset Value

Schedule 8

(Further Consideration)

1.	Interpretation

1.1	The definitions in this paragraph apply in this agreement.

Earn-out Period:	the period of three Financial Years commencing on 1 April 2006 and ending on 31 March 2009;

Relevant Turnover:	in relation to any Financial Year within the Earn-out Period, the aggregate turnover of the Company achieved in relation solely to the label and bag product lines derived from the audited accounts of the Company for that period;

Target Relevant Turnover:	the sum of £1,800,000.

Further Consideration:	£100,000.

Margin	The gross profit margin achieved by the Company in respect of the sales of the label and bag product lines in any Financial Year during the Earn-out Period

2.	Procedure for determining whether Further Consideration is payable.

2.1	The Buyer shall use its reasonable endeavours to ensure that the accounts of the Company are audited within two months of the last day of each Financial Year within the Earn-out Period.

2.2	The Buyer shall, within ten Business Days of receiving the audited accounts for each Financial Year within the Earn-out Period, send to the Sellers:

2.2.1	a copy of the audited accounts of the Company ; and

2.2.2	a certificate issued by the Company's auditors stating:

2.2.2.1	the Relevant Turnover for the relevant Financial Year;

2.2.2.2	any adjustments made to the audited accounts in arriving at the Relevant Turnover (and the reasons for any such adjustments); and

2.2.2.3	the Margin achieved in respect of such Relevant Turnover in the relevant Financial Year.

2.3	The Sellers have 10 Business Days, starting with the day on which they receive the audited accounts and certificate referred to in clause 2.2 of this Schedule, within which jointly to give notice to the Buyer that they do not accept the accuracy of the certificate. If the Sellers do not jointly give notice under this clause 2.3, they are all deemed to have accepted the certificate as accurate at the expiry of the ten Business day period.

2.4	Where the Sellers jointly give notice that they do not accept the accuracy of the certificate, the parties have 10 Business Days, starting with the day on which the Buyer receives the notice, within which to resolve any disagreement relating to the certificate. The parties shall negotiate in good faith and use their respective best endeavours to resolve the disagreement within that period.

2.5	Where the parties are unable to resolve their disagreement within the 10 Business Day period, the calculation of the Relevant Turnover and Margin for the relevant Financial Year shall be referred to the Expert.

2.6	Subject to clause 2.7, if in respect of the Financial Year commencing 1 April 2008 and ending on 31 March 2009 only:

2.6.1	the Relevant Turnover is agreed or determined to be in excess of the Target Relevant Turnover; and

2.6.2	the Margin is not less than 45%;

then the Further Consideration will be payable. In the event either of the two conditions set out above are not satisfied, then no amount of Further Consideration will be payable, whatsoever.

2.7	The Buyer may deduct from any amount of Further Consideration that is otherwise payable, an amount in respect and satisfaction of any Claim, or claim under the Tax Covenant or claim under the Indemnities which is then subsisting and has not been settled in full by the Sellers at the time that the Further Consideration is due to be paid.

2.8	Save as otherwise provided in this Schedule, the parties shall each bear their own costs incurred in the preparation of the certificate and the agreement of the Relevant Turnover and Margin.

3.	Expert

3.1	The Expert will be appointed to resolve any dispute arising in relation to the calculation of Relevant Turnover and / or Margin, so as to determine as to whether the Further Consideration is payable.

3.2	If in accordance with paragraph 2.5, it becomes necessary to refer any matter to the Expert then the parties will attempt to agree the identity of the Expert who shall be a firm of chartered accountants, but in the absence of agreement of the parties as to the identity of the Expert within the 10 Business Days referred to in paragraph 2.5 hereof, such appointment will then be made by the President of the Institute of Chartered Accountants in England and Wales, following a request by the Buyer or the Sellers.

3.3	The Expert will be required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of 20 Business Days of the matter being referred to the Expert.

3.4	The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.5	To the extent not provided for by this paragraph, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

3.6	Each party shall, with reasonable promptness, supply each other party with all information and give each other party such access to all documentation and personnel as each other party reasonably requires to make a submission under this paragraph 3.

3.7	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the amount of Relevant Turnover and the Margin achieved, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

3.8	Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

Schedule 9

(Escrow Account)

Part 1

1.	On Completion each of the Buyer and the Sellers shall sign the Escrow Account Instruction Letter.

2.	The Buyer and the Sellers shall ensure that the Escrow Account remains free from any Encumbrance except as set out in this Schedule.

3.	If the Sellers or the Buyer is entitled to any part of the Escrow Amount (as determined pursuant to the provisions of clause 3 of this agreement), the Buyer and the Sellers shall within 7 days commencing on the day the entitlement arises jointly instruct the Buyer’s Solicitors and the Sellers’ Solicitors in accordance with the Escrow Account Instruction Letter to release the money to the Sellers or to the Buyer as appropriate.

4.	Upon the receipt of the Escrow Account Instruction Letter the Buyer shall procure that the Buyer’s Solicitors and the Sellers shall procure that the Sellers’ Solicitors shall jointly instruct the bank in accordance with the Bank Instruction Letter to release the money to the Sellers or to the Buyer as appropriate.

5.	Any costs incurred in respect of the establishment and maintenance of the Escrow Account shall be borne equally by the parties.

6.	Any monies payable to the Sellers hereunder shall be payable to the Sellers’ Solicitors and any monies payable to the Buyer hereunder shall be payable to the Buyer’s Solicitors.

Part 2

Escrow Account Instruction Letter

To:    Blacks Solicitors LLP

To:     Brabners Chaffe Street LLP

[Completion Date]

Dear Sirs:

Escrow Account Instruction Letter

We refer to the agreement for the sale and purchase of BAF Printers Limited between Angela Bond-Wallis and David Woods (the “Sellers”) and MTS Medication Technologies Limited (the “Buyer”) of today’s date (the “Agreement”). This is the Escrow Account Instruction Letter as defined in the Agreement. Terms defined in the Agreement shall have the same meaning when used in this letter.

1.	We irrevocably instruct you to:

1.1	open a separately designated interest bearing deposit account at Royal Bank of Scotland (the “Bank”) at its branch at Liverpool in your joint names as the BAF Escrow Account;

1.2	hold to our joint order all sums for the time being standing to the credit of the Escrow Account, including all interest accruing on them;

1.3	instruct the Bank to hold the sums standing to the credit of the Escrow Account from time to time in a term deposit account for periods of one month or such lesser period as is in your absolute discretion appropriate to ensure that transfers may be made from the Escrow Account in accordance with this letter and you shall instruct the Bank to credit the interest accrued on the amounts in the Escrow Account to the Escrow Account;

1.4	following receipt of a Notice (as defined in paragraph 6 of this letter) that an amount is payable to the Buyer from the Escrow Account, specifying the amount of the payment, instruct the Bank to transfer from the Escrow Account to the account nominated for this purpose by the Buyer the amount specified in the Notice; and

1.5	following receipt of a Notice that an amount is payable to the Sellers from the Escrow Account, specifying the amount of the payment, instruct the Bank to transfer from the Escrow Account to the account nominated for this purpose by the Sellers the amount specified in the Notice.

2.	Instructions to be given by you to the Bank shall be signed by either one of David Christopher Allen or Martin Jobbings of Blacks Solicitors LLP and either one of David Maples or [ ] of Brabners Chaffe Street LLP, or, if those named partners have ceased to be practicable signatories, by one other partner of each of your respective firms as you shall respectively nominate.

3.	You shall not be liable in respect of any act or omission in relation to any amounts retained or any payments made or in relation to any matter which is the subject of this letter. You may rely without enquiry on any Notice which appears on its face to be signed on behalf of the Sellers and the Buyer in accordance with paragraph 6 below. You shall not be required to enquire whether a Notice has been validly given or executed nor shall you be under any liability to any person if the Notice has not been validly given or executed. All action taken by you under or in relation to this letter shall be taken by you jointly, but notwithstanding any other provisions of this letter, neither of you shall be liable in any circumstances as a result of the actions or omissions of the other.

4.	You may discharge any instruction given by us to pay any sum out of the Escrow Account by instructing the Bank to do so and you will not be responsible for any delay or failure on the part of the Bank or for any loss which either of us may suffer as a result of any such delay or failure.

5.	When making any payment out of the Escrow Account, you may withhold or deduct any sum which you are obliged by law to withhold or deduct (whether in respect of liability to taxation or otherwise). We authorise you to pay all bank charges, taxation and other liabilities referable to the operation of the Escrow Account (including all interest accruing on it) out of the funds for the time being standing to the credit of that account and we severally undertake to indemnify you, and keep you indemnified, against all such charges and liabilities referable to the operation of the Escrow Account.

6.	For the purpose of this letter “Notice” means a written notice given by letter or facsimile transmission in the form, or substantially in the form, set out in the attached Specimen Notice and signed by:

a director of the Buyer; and both of the Sellers

or by such other persons as may from time to time be notified to you in accordance with the following paragraph. Any such joint Notice may consist of separate documents in the same form, each signed by one of the authorised signatories. We attach a list of the current directors of the Buyer with their specimen signatures.

7.	Either the Sellers or the Buyer may from time to time add or remove authorised signatories by a Notice to you, except that in the case of a removal of an authorised signatory, the notice need not be signed by the signatory to be removed. In the case of an addition to the authorised signatories, the notice shall contain a specimen of the signature of the additional signatory.

8.	Except in accordance with the above arrangements or in accordance with an order of a competent court, you will not authorise or request any withdrawal to be made from the Escrow Account.

This	letter shall be governed by and construed in accordance with the laws of England.

Please confirm your acceptance of the instructions set out in this letter by signing and returning to the Buyer and the Sellers the enclosed copies of this letter.

______________________________________
Angela Bond-Wallis

______________________________________
David Woods

______________________________________
on behalf of the Buyer

We acknowledge receipt of this letter

______________________________________
on behalf of Blacks Solicitors LLP – dated

______________________________________
on behalf of Brabners Chaffe Street LLP – dated

Specimen Notice (attached)

To:       Brabners Chaffe Street LLP

To:      Blacks LLP

Dear Sirs:

We refer to the Escrow Account established in your joint names pursuant to our joint letter of instruction dated [ ] in connection with the sale and purchase of the entire issued share capital of BAF Printers Limited.

We hereby irrevocably instruct you to request and authorise the Bank to transfer from that account on or as soon as practicable after [date] the amount of £[ ] by way of electronic funds transfer to the following account:

Bank:     [     ]

Branch:     [      ]

Address:     [      ]

Sort Code:     [      ]

Account Name:     [      ]

[NB the above account will be either the client account of Blacks LLP or the client account of Brabners Chaffe Street LLP]

______________________________________
Angela Bond-Wallis

Dated:

______________________________________
David Woods

Dated:

______________________________________
on behalf of the Buyer

Dated:

7

Part 3

Bank Instruction Letter

To:     The Royal Bank of Scotland plc

DEPOSIT ACCOUNT

We, the undersigned, being David Maples and [    ], Partners of the firm Brabners Chaffe Street LLP whose address is 1 Dale Street, Liverpool L2 2ET and David Christopher Allen and Martin Jobbings being Partners of the firm Blacks LLP whose address is hereby request you to open a Deposit Account (the “Account”) in the joint names of Brabners Chaffe Street LLP and Blacks LLP.

The following conditions shall apply to the Account:

1.	All instructions for:

(a)	any variation of the terms on which monies are to be held on the Account; and

(b)	the withdrawal of monies from the Account

must be signed by ANY ONE PARTNER of Brabners Chaffe Street LLP, together with ANY ONE PARTNER of Blacks LLP (both as scheduled overleaf).

2.	All interest accruing to the Account shall be credited to the Account at the Bank’s standard quarterly intervals.

3.	Statements shall be supplied to either of Brabners Chaffe Street LLP or Blacks LLP whenever reasonably requested.

4.	Any alteration to the Partners signing on behalf of Brabners Chaffe Street LLP will be advised to you by any one Partner of Brabners Chaffe Street LLP scheduled overleaf.

5.	Any alteration to the Partners signing on behalf of Blacks Solicitors LLP will be advised to you by any one Partner of Blacks Solicitors LLP scheduled overleaf.

Full Name                                                                                  Signature

___________________________________Partner     ___________________________________
of the firm Brabners Chaffe Street LLP

___________________________________Partner     ___________________________________
of the firm Brabners Chaffe Street LLP

___________________________________Partner     ___________________________________
of the firm Blacks Solicitors LLP

___________________________________Partner     ___________________________________
of the firm Blacks Solicitors LLP

Schedule 10

(Retention Account)

Part 1

1.	On Completion each of the Buyer and the Sellers shall sign the Retention Account Instruction Letter.

2.	The Buyer and the Sellers shall ensure that the Retention Account remains free from any Encumbrance except as set out in this Schedule.

3.	If the Sellers or the Buyer is entitled to any part of the Retention Amount (as determined pursuant to the provisions of this agreement), the Buyer and the Sellers shall within 7 days commencing on the day the entitlement arises jointly instruct the Buyer’s Solicitors and the Sellers’ Solicitors in accordance with the Retention Account Instruction Letter to release the money to the Sellers or to the Buyer as appropriate.

4.	Upon the receipt of the Retention Account Instruction Letter the Buyer shall procure that the Buyer’s Solicitors and the Sellers shall procure that the Sellers’ Solicitors shall jointly instruct the bank in accordance with the Bank Instruction Letter to release the money to the Sellers or to the Buyer as appropriate.

5.	Any costs incurred in respect of the establishment and maintenance of the Retention Account shall be borne equally by the parties.

6.	Any monies payable to the Sellers hereunder shall be payable to the Sellers’ Solicitors and any monies payable to the Buyer hereunder shall be Payable to the Buyer’s Solicitors.

7.	The provisions of this paragraph 7 to this Schedule 10 shall further apply to the operation of the Retention Account.

7.1	The Buyer shall not be obliged to pay to the Sellers on Completion, out of the Initial Consideration, an amount of £50,000 (the “Retention Amount”) but shall on the later of the Completion Date and the opening of the Retention Account deposit the Retention Amount into the Retention Account which shall be operated in accordance with the provisions of this Part 1.

7.2	The Buyer and the Sellers shall procure there is paid to the Sellers on the second anniversary of the Completion Date out of the Retention Account an amount equal to the Retention Amount (together with all interest which has then accrued in or been credited to the Retention Account) less the aggregate of (1) the Unsettled Claims Value at that date and (2) the value of all Settled Claims.

7.3	The Buyer and the Sellers shall procure there is paid to the Buyer from time to time out of the Retention Account such amounts as shall represent Settled Claims.

7.4	The balance of the Retention Account which remains to be released to the Sellers beyond the second anniversary of the Completion Date (the “Outstanding Amount”) shall be released and paid to the Sellers from time to time to the extent that the Outstanding Amount then exceeds the Unsettled Claims Value or upon written agreement between the Buyer and the Sellers.

7.5	Any amounts payable from out of the Retention Account under paragraphs 7.2, 7.3 or 7.4 shall be paid to the Sellers’ Solicitors (on behalf of the Sellers) or to the Buyer’s Solicitors (on behalf of the Buyer), as the case may be, by way of telegraphic transfer.

7.6	The amount and/or proportion of the Total Consideration (and any adjustments thereto) to which each of the Sellers is entitled shall be that which is set out opposite his or her name in column 4 of Schedule 1.

8.	The following definitions shall apply for the purposes of this Schedule 10:

”Settled Claims“	means any claims made by the Buyer for breach of any of the Warranties and/or claims made by the Buyer under the Indemnities and/or Tax Covenant and/or any other claims made pursuant to this agreement and which have either been agreed by the Sellers in writing or which have been decided upon by any court or other competent body or tribunal.

“Unsettled Claims Value”	means the amount notified by the Buyer to the Sellers as its good faith estimate of the amount recoverable from the Sellers in respect of all claims then already made by the Buyer for breach of any of the Warranties and/or under the Indemnities and/or the Tax Covenant and/or any other provisions of this agreement, which claims are not Settled Claims which have been paid to the Buyer.

Part 2

Retention Account Instruction Letter

To:     Blacks Solicitors LLP

To:     Brabners Chaffe Street LLP

[Completion Date]

Dear Sirs

Retention Account Instruction Letter

We refer to the agreement for the sale and purchase of BAF Printers Limited between Angela Bond-Wallis and David Woods (the “Sellers”) and MTS Medication Technologies Limited (the “Buyer”) of today’s date (the “Agreement”). This is the Retention Account Instruction Letter as defined in the Agreement. Terms defined in the Agreement shall have the same meaning when used in this letter.

1.	We irrevocably instruct you to:

1.1	open a separately designated interest bearing deposit account at Royal Bank of Scotland (the “Bank”) at its branch at Liverpool in your joint names as the BAF Retention Account;

1.2	hold to our joint order all sums for the time being standing to the credit of the Retention Account, including all interest accruing on them;

1.3	instruct the Bank to hold the sums standing to the credit of the Retention Account from time to time in a term deposit account for periods of one month or such lesser period as is in your absolute discretion appropriate to ensure that transfers may be made from the Retention Account in accordance with this letter and you shall instruct the Bank to credit the interest accrued on the amounts in the Retention Account to the Retention Account;

1.4	following receipt of a Notice (as defined in paragraph 6 of this letter) that an amount is payable to the Buyer from the Retention Account, specifying the amount of the payment, instruct the Bank to transfer from the Retention Account to the account nominated for this purpose by the Buyer the amount specified in the Notice; and

1.5	following receipt of a Notice that an amount is payable to the Sellers from the Retention Account, specifying the amount of the payment, instruct the Bank to transfer from the Retention Account to the account nominated for this purpose by the Sellers the amount specified in the Notice.

2.	Instructions to be given by you to the Bank shall be signed by either one of David Christopher Allen or Martin Jobbings of Blacks Solicitors LLP and either one of David Maples or [ ] of Brabners Chaffe Street LLP, or, if those named partners have ceased to be practicable signatories, by one other partner of each of your respective firms as you shall respectively nominate.

3.	You shall not be liable in respect of any act or omission in relation to any amounts retained or any payments made or in relation to any matter which is the subject of this letter. You may rely without enquiry on any Notice which appears on its face to be signed on behalf of the Sellers and the Buyer in accordance with paragraph 6 below. You shall not be required to enquire whether a Notice has been validly given or executed nor shall you be under any liability to any person if the Notice has not been validly given or executed. All action taken by you under or in relation to this letter shall be taken by you jointly, but notwithstanding any other provisions of this letter, neither of you shall be liable in any circumstances as a result of the actions or omissions of the other.

4.	You may discharge any instruction given by us to pay any sum out of the Retention Account by instructing the Bank to do so and you will not be responsible for any delay or failure on the part of the Bank or for any loss which either of us may suffer as a result of any such delay or failure.

5.	When making any payment out of the Retention Account, you may withhold or deduct any sum which you are obliged by law to withhold or deduct (whether in respect of liability to taxation or otherwise). We authorise you to pay all bank charges, taxation and other liabilities referable to the operation of the Retention Account (including all interest accruing on it) out of the funds for the time being standing to the credit of that account and we severally undertake to indemnify you, and keep you indemnified, against all such charges and liabilities referable to the operation of the Retention Account.

6.	For the purpose of this letter “Notice” means a written notice given by letter or facsimile transmission in the form, or substantially in the form, set out in the attached Specimen Notice and signed by:

a director of the Buyer; and

both of the Sellers

or by such other persons as may from time to time be notified to you in accordance with the following paragraph. Any such joint Notice may consist of separate documents in the same form, each signed by one of the authorised signatories. We attach a list of the current directors of the Buyer with their specimen signatures.

7.	Either the Sellers or the Buyer may from time to time add or remove authorised signatories by a Notice to you, except that in the case of a removal of an authorised signatory, the notice need not be signed by the signatory to be removed. In the case of an addition to the authorised signatories, the notice shall contain a specimen of the signature of the additional signatory.

8.	Except in accordance with the above arrangements or in accordance with an order of a competent court, you will not authorise or request any withdrawal to be made from the Retention Account.

This letter shall be governed by and construed in accordance with the laws of England.

Please confirm your acceptance of the instructions set out in this letter by signing and returning to the Buyer and the Sellers the enclosed copies of this letter.

______________________________________
Angela Bond-Wallis

______________________________________
David Woods

______________________________________
on behalf of the Buyer

We acknowledge receipt of this letter

______________________________________
on behalf of Brabners Chaffe Street LLP – date

______________________________________
on behalf of Blacks Solicitors LLP – date

Specimen Notice (attached)

To:     Brabners Chaffe Street LLP

To:     Blacks Solicitors LLP

Dear Sirs

We refer to the Retention Account established in your joint names pursuant to our joint letter of instruction dated [ ] in connection with the sale and purchase of the entire issued share capital of BAF Printers Limited.

We hereby irrevocably instruct you to request and authorise the Bank to transfer from that account on or as soon as practicable after [date] the amount of £[ ] by way of electronic funds transfer to the following account:

Bank:     [      ]

Branch:     [      ]

Address:     [      ]

Sort Code:     [      ]

Account Name:     [      ]

[NB the above account will be either the client account of Blacks Solicitors LLP or the client account of Brabners Chaffe Street LLP]

______________________________________
Angela Bond-Wallis

Dated:

______________________________________
David Woods

Dated:

______________________________________
on behalf of the Buyer

Dated:

Part 3

Bank Instruction Letter

To: The Royal Bank of Scotland plc

DEPOSIT ACCOUNT

We, the undersigned, being David Maples and [ ], Partners of the firm Brabners Chaffe Street LLP whose address is 1 Dale Street, Liverpool L2 2ET and David Christopher Allen and Martin Jobbings being Partners of the firm Blacks Solicitors LLP whose address is [ ]

hereby request you to open a Deposit Account (the “Account”) in the joint names of Brabners Chaffe Street LLP and Blacks Solicitors LLP .

The following conditions shall apply to the Account:

1.	All instructions for:

(a)	any variation of the terms on which monies are to be held on the Account; and

(b)	the withdrawal of monies from the Account

must be signed by ANY ONE PARTNER of Brabners Chaffe Street LLP, together with ANY ONE PARTNER of Blacks Solicitors LLP (both as scheduled overleaf).

2.	All interest accruing to the Account shall be credited to the Account at the Bank’s standard quarterly intervals.

3.	Statements shall be supplied to either of Brabners Chaffe Street LLP or Blacks Solicitors LLP whenever reasonably requested.

4.	Any alteration to the Partners signing on behalf of Brabners Chaffe Street LLP will be advised to you by any one Partner of Brabners Chaffe Street LLP scheduled overleaf.

5.	Any alteration to the Partners signing on behalf of Blacks Solicitors LLP will be advised to you by any one Partner of Blacks Solicitors LLP scheduled overleaf.

Full Name                                                                                  Signature

___________________________________Partner     ___________________________________
of the firm Brabners Chaffe Street LLP

___________________________________Partner     ___________________________________
of the firm Brabners Chaffe Street LLP

___________________________________Partner     ___________________________________
of the firm Blacks Solicitors LLP

___________________________________Partner     ___________________________________
of the firm Blacks Solicitors LLP

SIGNED as a deed by Angela            )
Bond-Wallis in the presence of:        )

SIGNED as a deed by David              )
Alan Woods in the presence of:       )

EXECUTED as a deed by
MTS Medication Technologies Limited acting by

___________________________
(Director)

___________________________
(Director / Secretary)